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                                                                     EXHIBIT 5.1


                                                                  August 7, 1995


Patten Corporation
5295 Town Center Road, Suite 400
Boca Raton, FL 33486

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on August 9, 1995 by Patten Corporation (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 1,200,000 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company.

     We are familiar with the Company's Restated Articles of Organization and its Restated By-Laws, as amended, as well as the Registration Statement. We are also familiar with the Company's 1995 Stock Incentive Plan (the "Incentive Plan"). We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion. We have assumed that the capitalization of the Company will not change from that currently in effect and that the Company's Restated Articles of Organization and Restated By-Laws will not be further amended.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under the Incentive Plan and the Directors Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor in accordance with the terms of such Plans, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,



                                                  CHOATE, HALL & STEWART





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